BlackRock MuniYield Arizona Fund, Inc. (the, “Registrant”)

77(I)
Terms of new or amended securities

A copy of (i) the Registrant's Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the State Department of Assessments and Taxation of Maryland on April 23, 2013 (the "Articles of Amendment") and (ii) the Amendment to the Notice of Special Rate Period for the Registrant’s Series W-7 Variable Rate Demand Preferred Shares, dated April 23, 2013 and filed with the Registrant's books and records (the "Amendment to the Notice of Special Rate Period") are attached under sub-item 77Q1(a).

The Articles of Amendment contains a description of amendments to the Registrant's Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares. The Amendment to the Notice of Special Rate Period contains a description of amendments to the terms of the Series W-7 Variable Rate Demand Preferred Shares that is applicable during the Special Rate Period (as defined therein).